EXHIBIT 99.10
Effective November 9, 2009
     I hereby consent to being named as a person to become a member of the board of directors of Ensco International plc, which will be registered as a public limited company incorporated under English law, in the registration statement on Form S-4, of ENSCO International Limited that is to be filed on or about November 9, 2009.

/s/ Paul E. Rowsey, III Paul E. Rowsey, III